                                   EXHIBIT 11
              STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                                SHARE EQUIVALENTS

                      WEIGHTED AVERAGE SHARES OUTSTANDING:
                              (THOUSANDS OF SHARES)



                                  Three Months        Six Months
                                      Ended              Ended
                                   December 31,        December 31,
                                   ------------        ------------
                                  1993     1992      1993      1992
                                  ----     ----      ----      ----
Common shares                   134,583   126,462   133,417   125,216

Convertible preferred shares      1,753     3,274     1,963     4,038

Stock options                    17,710    14,068    17,318    13,320
                                -------   -------   -------   -------
Total weighted average
shares outstanding              154,046   143,804   152,698   142,574
                                -------   -------   -------   -------
                                -------   -------   -------   -------

Net income available to
common stockholders              36,340    21,980    62,080    35,055
                                -------   -------   -------   -------
                                -------   -------   -------   -------

Income Per Share:

Net income per share               0.24      0.15      0.41      0.25
                                -------   -------   -------   -------
                                -------   -------   -------   -------

Prior periods have been restated to reflect the adoption of FASB Statement No. 109, "Accounting for Income Taxes". The effect is to reduce net income and earnings per share by $1.9 million and $0.01, respectively, for the three months ended December 31, 1992 and $3.0 million and $0.02, respectively, for the six months ended December 31, 1992, reflecting elimination of the extraordinary item for the benefit of tax loss carryforwards.

All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.